NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Amends Shareholder Protection Rights Agreement

Jacksonville, Florida, November 20, 2015 -- ParkerVision, Inc. (NASDAQ: PRKR) (the “Company”) today announced that it has amended its Shareholder Protection Rights Agreement (the “Rights Agreement”) dated November 21, 2005. The amendment extends the expiration date of the Rights Agreement from November 21, 2015 to November 20, 2020 and decreases the exercise price under the Rights Agreement to $1.45.

The amendment to the Rights Agreement was not adopted in response to any acquisition proposal.

On November 20, 2015, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission that provides the full text of the amendment.

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption.  For more information please visit www.parkervision.com.  (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10-K for the year ended December 31, 2014 and Forms 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.  These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman		Don Markley or
Chief Financial Officer	or	Matt Steinberg
ParkerVision, Inc		The Piacente Group
904-732-6100, cpoehlman@parkervision.com		212-481-2050, parkervision@tpg-ir.com

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